Exhibit 99.01

DEXCOMTM APPOINTS TERRANCE H. GREGG AS CEO

Terrance H. Gregg, Former President and Chief Operating Officer of MiniMed, to
succeed Andy Rasdal as President and Chief Executive Officer

San Diego, CA — June 19, 2007 — DexCom Inc. (NASDAQ:DXCM) today announced the appointment of Terrance H. Gregg as President and Chief Executive Officer to succeed Andy Rasdal who is stepping down after more than five years of service as President and CEO.  Mr. Rasdal will remain on the board of directors and as an advisor to DexCom during the transition.

Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps and continuous glucose sensors for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001.  Mr. Gregg became a Vice President of Medtronic and President of Medtronic MiniMed until he retired in July 2002 and, subsequently, served as a senior advisor to the diabetes business of Medtronic, Inc. until September 2004.  Mr. Gregg’s involvement with the diabetes community has remained significant.  He served as Chairman of the American Diabetes Association (ADA) Research Foundation Board, he and his wife created and funded the Terry and Louise Gregg Diabetes in Pregnancy Research Award with a $1 million dollar grant to the ADA and they have been recognized by the ADA with the award for Outstanding Service in Diabetes Research Funding.   Mr. Gregg serves on the board of directors of LMS Medical Systems, Ltd. and Vasogen, Inc., and also previously served as a director of Amylin, Inc.

“Terry is one of the most respected and successful business leaders in medical device technology, as well as a passionate advocate for people with diabetes.  I recruited Terry to the board of directors more than two years ago for the wealth of experience and success he has had in commercializing a novel, new technology and product platform in the diabetes marketplace,” said Andy Rasdal.  “We have accomplished a great deal over the last five years to position DexCom as a leader and pioneer in the emerging field of continuous glucose monitoring.  With the recent approval of our second-generation seven-day product, a robust technology platform, the momentum of a favorable preliminary decision to create HCPCS reimbursement codes and improved manufacturing and commercialization capabilities, it is an appropriate time to transition leadership.  I am pleased Terry is willing to accept the senior leadership role at DexCom and believe he brings very important experience, a track record of success and a new level of energy to accelerate DexCom to the next levels of performance and value.”

Mr. Rasdal served as President and CEO since January 2002.  During his tenure, he led the organization to FDA approval of its original PMA for the STS Continuous Glucose Monitoring System, a subsequent FDA approval for a second-generation product less than one year later, and commercialization of DexCom’s first-ever product.  Mr. Rasdal also led DexCom through two rounds of private financing, an initial public offering, a follow-on offering and a convertible debt financing.

“Andy has provided key leadership and decision-making to place DexCom at the forefront of the emerging continuous glucose monitoring category.  Under his guidance, DexCom has accomplished what many other larger and better resourced companies have failed to do,” said Terry Gregg.  “Andy has built a strong core team, developed a robust technology platform, created a full research and development pipeline, and launched a continuous glucose monitor that is helping people improve the management of their diabetes today.  I believe DexCom is positioned to play an important role in the diabetes marketplace and I look forward to the opportunity to help DexCom achieve its goals and provide patients with superior tools to improve their quality of life.”

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2007, as filed with the Securities and Exchange Commission on May 9, 2007.

For More Information:

Steve Pacelli

Vice President of Legal Affairs

(858)  200-0200